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[LOGO]




CHEMICAL BANK
633 Third Avenue
New York, New York 10017-6764





February 21, 1996

Aurora Electronics Group, Inc.
Aurora Electronics, Inc.
2030 Main Street
Suite 1120
Irvine, CA  92714-7241
Attn.:   Mr. Jim C. Cowart
         Chairman and Chief Executive Officer

Dear Jim:

Aurora Electronics, Inc. ("Holdings") and its wholly-owned subsidiary Aurora Electronics Group, Inc. ("Aurora") have requested that Chemical Bank ("Chemical" or the "Bank") arrange for $35,000,000 in senior debt financing (the "Credit Facilities") to be used to: (a) refinance a portion of Aurora's existing senior debt, (b) finance approved acquisitions, (c) pay fees and expenses associated with the Credit Facilities and (d) provide working capital for Aurora.

Chemical is pleased to advise you of its commitment to provide the entire amount of such Credit Facilities subject to your acceptance hereof and of the other terms and conditions referred to and set forth herein (the "Commitment Letter") and in the Outline of Terms and Conditions provided herewith (the "Term Sheet") and in the definitive Credit Agreement governing the Credit Facilities (the "Credit Agreement") and related loan documentation. Chemical's commitment hereunder shall terminate in the event that the initial borrowing under the Credit Facilities does not occur on or before April 30, 1996.

It is understood and agreed that Chemical will act as sole agent and arranger for the Credit Facilities, that no additional agents or co-agents will be appointed without the consent of Chemical, and that Chemical may elect to syndicate part of the Credit Facilities prior to and/or after the execution of definitive documentation. Accordingly, you agree to use your reasonable best efforts to assist Chemical in achieving a syndication that is satisfactory to Chemical.

You represent and warrant that (a) all information and data which has been prepared by Aurora, Holdings or (to the best of your knowledge) Welsh, Carson, Anderson & Stowe ("WCAS") (the "Credit Party(ies)") or is hereafter made available to Chemical by any Credit Party, any affiliate thereof or their advisors, agents or other representatives in connection with the Transactions (as hereinafter defined), is and will be, taken as a whole, complete and correct in all material respects and does not and will not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading, and
(b) all financial






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projections that have been or are hereafter prepared by any Credit Party and made available to Chemical or any other participants in the Credit Facilities have been or will be prepared in good faith based upon reasonable assumptions. You agree to supplement, or cause to be supplemented, the information and projections referred to in clauses (a) and (b) above from time to time until completion of the loan documentation and syndication so that the representation and warranty in the preceding sentence remains correct. In arranging and syndicating the Credit Facilities, Chemical will be using and relying on such information and projections without independent verification thereof.

We have reviewed certain historical and pro forma financial statements of Aurora and Holdings, their assets and liabilities, their business and operations and the proposed capital structure after the Transactions. If Chemical's continuing review of materials regarding the Transactions or Holdings and Aurora discloses, or Chemical otherwise discovers, information not previously disclosed to it which Chemical reasonably believes has or could have a material adverse impact on the Transactions or on Holdings or Aurora, Chemical may, in its sole discretion, suggest alternative financing amounts or structures or decline to participate in the proposed financing.

Chemical's willingness to provide the financing described herein is further subject to:

(a) Holdings' receipt of not less than $35,000,000 as gross cash proceeds from WCAS in consideration for the issuance of convertible preferred stock (the "Convertible Preferred Stock"); Chemical's and its counsel's satisfaction with all terms and conditions of the Convertible Preferred Stock and all agreements and instruments executed and delivered in connection therewith; such cash proceeds having first been applied by Holdings to fund the purchase of shares pursuant to the Tender Offer (as hereinafter defined) and the redemption of notes pursuant to the Redemption (as hereinafter defined) and to pay fees and expenses associated with the Tender Offer and the Redemption, and any such proceeds remaining on the Closing Date (immediately after giving effect to consummation of the issuance of the Convertible Preferred Stock (as hereinafter defined) and the Subordinated Note (as hereinafter defined), the Tender Offer and the Redemption (such transactions referred to herein as the "Holdings Transactions" and together with the Refinancing (as hereinafter defined) and the Credit Facilities, collectively referred to herein as the "Transactions")) having been contributed by Holdings to Aurora as a cash contribution to Aurora's equity;

(b) Holdings' acquisition of up to 6.5 million shares of Holding's common stock pursuant to an effective self- tender offer (the "Tender Offer") for a purchase price not in excess of $3.00 per share; Chemical's and its counsel's satisfaction with the terms and conditions of the Tender Offer and Chemical's and its counsel's receipt and satisfaction with all documentation relating to the Tender Offer;

(c) Aurora's repayment in full of all indebtedness, liabilities and other obligations arising under or in connection with Aurora's existing senior debt (approximately $26,600,000) and release of all related liens and security interests (the "Refinancing); Chemical's and its counsel's satisfaction with all terms and conditions of the Refinancing and all agreements and instruments executed and delivered in connection therewith;





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(d)      Holdings' receipt of not less than $10,000,000 as gross cash proceeds from the issuance of an unsecured promissory note (the "Subordinated Note") to WCAS; Chemical's and its counsel's satisfaction with all terms and conditions of the Subordinated Note and related indebtedness and all agreements and instruments executed and delivered in connection therewith; such cash proceeds having first been applied by Holdings to fund the purchase of shares pursuant to the Tender Offer and the redemption of notes pursuant to the Redemption and to pay fees and expenses associated with the Tender Offer and the Redemption, and any such proceeds remaining on the Closing Date (immediately after giving effect to consummation of the Holdings Transactions) having been contributed by Holdings to Aurora as a cash contribution to Aurora's equity;

(e) Holdings' having given thirty days' irrevocable notice to all holders of its outstanding 9 1/4% Senior Subordinated Notes of Holdings' intention to redeem 100% of such notes (the "Redemption Offer") for an aggregate redemption price equal to $9,029,000 plus accrued and unpaid interest to the date of redemption (the "Redemption Amount"); Holdings having irrevocably defeased all its obligations under the indenture relating to such notes by virtue of its depositing with the trustee thereunder an amount equal to the Redemption Amount (the "Defeasance" and together with the Redemption Offer, collectively referred to herein as the "Redemption"); Chemical's and its counsel's satisfaction with all terms and conditions of the Redemption and all agreements and instruments executed and delivered in connection therewith;

(f) Chemical's and its counsel's satisfaction with the corporate organizational structure and capital structure of Aurora, which will include evidence that (i) Aurora shall have received aggregate cash contributions to its equity from Holdings in an amount at least equal to (A) the gross cash proceeds from the issuance of the Convertible Preferred Stock and the Subordinated Note less (B) an amount equal to the sum of (1) the aggregate purchase price (not to exceed $19,500,000) paid for shares acquired pursuant to the Tender Offer on or prior to the Closing Date, (2) the aggregate amount (not to exceed the Redemption Amount) paid on or prior to the Closing Date pursuant to the Defeasance, and (3) the aggregate amount of fees and expenses incurred by Holdings in connection with the Tender Offer, the Redemption and the issuance of the Subordinated Note, (ii) immediately after giving effect to consummation of the Transactions, Aurora's stockholders equity shall be at least $50,000,000 and (iii) upon completion of the Tender Offer (x) WCAS owns not less than a majority (on a fully diluted basis) of all classes of the issued and outstanding capital stock of Holdings and by virtue thereof WCAS is entitled to elect a majority of Holdings' Board of Directors and (y) Holdings owns 100% of all classes of the issued and outstanding capital stock of Aurora;

(g) Chemical's and its counsel's completion of and satisfaction with the results of all legal due diligence;

(h) Chemical's and its counsel's receipt, review and satisfaction with the environmental due diligence on Aurora's facilities including Phase I studies and, if reasonably required by Chemical after its review of such Phase I studies, Phase II studies;



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(i)      Chemical's receipt of and satisfaction with financial models that include calculations of the financial covenants to be included in the Credit Agreement which calculations demonstrate compliance with such financial covenants;

(j) Chemical's satisfaction with any material changes to the terms of any of the Transactions after the date hereof;

(k)      Chemical's satisfaction with Aurora's insurance coverage;

(l) The expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended with respect to filings made in connection with the Transactions; and

(m) There not occurring or becoming known to Chemical any material adverse change with respect to the condition (financial or otherwise), operations, assets or prospects of Aurora or Holdings since December 31, 1995.

Chemical's commitment hereunder is subject to the negotiation, execution and delivery prior to April 30, 1996 of definitive documentation setting forth agreed upon terms with respect to Credit Facilities satisfactory to Chemical and its counsel. Such documentation shall contain the terms and conditions outlined herein and in the Term Sheet and such other indemnities, conditions to borrowing, representations and warranties, covenants, events of default, conditions precedent, security arrangements and other terms and conditions as Chemical may reasonably require or shall be typical for facilities of this type. The terms and conditions of Chemical's commitment hereunder and of the Credit Facilities are not limited to the terms and conditions set forth herein and in the Term Sheet and therefore Chemical may require additional terms and conditions not inconsistent with those contained in the Commitment Letter. Matters that are not fully covered by or made clear under the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chemical.
As consideration for Chemical's commitment hereunder, Holdings and Aurora agree to pay to Chemical such fees and expenses as they may agree upon mutually as and when same are payable.





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By executing this Commitment Letter each of you agrees to:

(i) Reimburse Chemical from time to time upon demand, for all reasonable fees and expenses incurred by Chemical (including, without limitation, out-of-pocket expenses of Chemical's due diligence investigation, fees and expenses associated with Chemical's field examination, syndication, underwriting, title insurance, audit, search appraisal, recording, filing and transportation expenses, and fees and disbursements of Chemical's external counsel and of industry, environmental, tax, accounting and other outside auditors or consultants) in connection with the Transactions, including without limitation, the preparation of this Commitment Letter, the Term Sheet, the Credit Agreement for the Credit Facilities, the security arrangements in connection therewith and the other transactions contemplated hereby, and review and preparation of other documents relating to the foregoing. The provisions contained in this paragraph shall remain in full force and effect regardless of whether the Transactions are completed or definitive financing documentation shall be executed and delivered (except to the extent superseded by such documentation) and notwithstanding the termination of this Commitment Letter or the commitment hereunder.

(ii) Indemnify and hold harmless Chemical and its officers, directors, employees, affiliates, agents, attorneys and advisors and controlling persons from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of, relating to, or in connection with this Commitment Letter, the Transactions, the Credit Facilities, or the loans thereunder, the use of any proceeds of such loans or any pending or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any legal or other fees and expenses incurred in connection with any of the foregoing, including without limitation, in investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct or gross negligence of such indemnified party;

(iii) This letter may not be amended, supplemented or otherwise modified except pursuant to a writing signed by each of the parties hereto. This letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Holdings, Aurora and Chemical agree that this letter is delivered to you on the understanding that neither this letter nor any of its terms or substance, shall be disclosed, directly or indirectly, to any other person except: (i) to your and our officers, directors and employees, (ii) to your or our attorneys and advisors who are directly involved in the consideration of this matter, (iii) as required by applicable law or compulsory legal process or as may be necessary or advisable in connection with any action, suit, claim or proceedings arising out of or in connection with this letter or the transactions contemplated hereby, (iv) upon the request or demand of any regulatory authority or agency having authority over Chemical or any of its affiliates, (v) to the extent that such information has been publicly disclosed other than as a result of a disclosure by you or Chemical or (vi) as part of the syndication of the Credit Facilities, to any actual or potential assignee or participant who are informed of the confidential nature hereof and who agree in writing to maintain





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such confidentiality substantially on the terms set forth in this paragraph.
In each case of permitted disclosure, by any person, Aurora and Holdings agree to notify Chemical of the same.

This Commitment Letter and Chemical's commitment hereunder shall not be assignable by you without Chemical's prior written consent, and may not be amended or any provision hereof waived, supplemented or otherwise modified except by an instrument in writing signed by Holdings, Aurora and Chemical. This Commitment Letter is for your sole benefit and shall confer no rights or benefits in any other person or entity.

Each of you and Chemical hereby waives to the fullest extent you may effectively do so any right you or we may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Commitment Letter or any of the transactions contemplated thereunder. You hereby agree that this paragraph is a specific and material aspect of this letter and acknowledge that Chemical would not enter into this commitment letter or consummate the transactions contemplated hereunder if this paragraph were not part of this commitment letter.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be effective as delivery of a manually executed signature page hereto.

If the foregoing correctly sets forth our agreement, please indicate your acceptance hereof and of the Term Sheet by signing in the appropriate space provided below and returning to Chemical the enclosed duplicate originals of this Commitment Letter and attached Term Sheet no later than 5:00 p.m. (New York time) on February 23, 1996.

Chemical's commitment hereunder will expire at such time in the event Chemical has not received such acceptance and fees in accordance with the immediately preceding sentence.





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Chemical is pleased to have been given the opportunity to assist with the financing described herein.

                                        Very truly yours,

                                                            CHEMICAL BANK


                                        By:
                                                              Darsweil L. Rogers
                                                                  Vice President

Accepted and agreed to as of
the date first written above:

Aurora Electronics Group, Inc.
Aurora Electronics, Inc.


By:_____________________
      Name:
      Title:





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                        OUTLINE OF TERMS AND CONDITIONS
                          OF SENIOR CREDIT FACILITIES
                               FEBRUARY 21, 1996

As used herein capitalized terms defined in the Commitment Letter to which this Outline of Terms and Conditions is attached shall have the respective meanings therein specified.

BORROWER:                     Aurora Electronics Group, Inc. (the "Borrower").

GUARANTOR(S):                 Aurora Electronics, Inc. ("Holdings") which owns
                              100% of the stock of the Borrower. Also, any existing or newly formed direct or indirect domestic subsidiary ("Subsidiary") of Holdings
                              (including, without limitation, domestic subsidiaries of the Borrower) (each a "Subsidiary").

AGENT:                        Chemical Bank.

AMOUNT:                       $35,000,000.

FACILITIES:                   A.)  $15,000,000 Senior Secured Tranche A
                              Revolving Credit.  B.)  $20,000,000 Senior
                              Secured Tranche B Revolving Credit.

PURPOSE: TRANCHE A REVOLVING CREDIT will be used for the Borrower's ongoing working capital needs.

                              TRANCHE B REVOLVING CREDIT will be used to (i) refinance existing debt, (ii) pay fees and expenses associated with the Credit Facilities,
                              (iii) finance approved acquisitions (the criteria for which shall be mutually agreed upon in the Credit Agreement) and (iv) finance distributions to Holdings to enable Holdings to (A) service regularly scheduled payments of principal and interest under the Subordinated Note and other subordinated indebtedness of Holdings permitted to exist under the Credit Agreement, (B) make regularly scheduled lease payments with respect to Holdings' existing lease of a building located in Chicago, Illinois, (C) fund a settlement of the class action lawsuit in which Holdings' is currently named as a defendant, provided, that the aggregate amount that may be distributed to Holdings in connection therewith shall not exceed $1,250,000, (D) pay expenses incurred in connection with Holdings' early termination of its existing lease of a building in Chicago, Illinois, provided, that the aggregate amount that may be distributed to Holdings in connection therewith shall not exceed $2,500,000 and (E) fund a settlement with the Internal Revenue Service of existing tax liabilities provided, that the aggregate amount that may be distributed to Holdings in connection therewith shall not exceed $75,000.





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INITIAL DRAWDOWN:             Nothing will be drawn down under the Tranche A
                              Revolving Credit on the Closing Date. No more than $12,000,000 may be drawn down under the Tranche B Revolving Credit on the Closing Date.

MATURITY:                     Fifth anniversary of the closing date of the
                              Facilities (the "Closing Date") or such earlier date as the total Revolving Credit Commitment shall terminate, expire or be cancelled in accordance with the terms of the Credit
                              Agreement.

AMORTIZATION:                 The commitment under the Tranche B Revolving
                              Credit will reduce in 20 consecutive quarterly instalments of $1,000,000 commencing June 30, 1996.

FEES AND
INTEREST RATES:               As set forth in the attached Schedule I.

BORROWING BASE:               Tranche A Revolving Credit Loans shall be limited
                              at any time to the lesser of (i) the Tranche A
                              Revolving Credit Commitment and (ii) a
                              percentage, to be determined after completion of a field examination, of the Borrower's net eligible accounts receivable and net eligible inventory (in each case, to be defined in the Credit Agreement).

COLLATERAL:                   First priority (subject only to certain permitted
                              liens), perfected security interest in favor of the Agent, on behalf of the Lenders, in and liens on all existing and hereafter acquired assets of Holdings and its Subsidiaries (except in the case of scheduled assets of foreign Subsidiaries) including, but not limited to, accounts receivable, inventory, real property, machinery, equipment, license rights, insurance proceeds, intellectual property and all other tangible and intangible assets of Holdings and its Subsidiaries (except in the case of scheduled assets of foreign Subsidiaries) and the products and proceeds thereof. First priority perfected security interests in the stock of the Borrower and of all other Subsidiaries of Holdings, whether now existing or hereafter created
                              (limited to 65% in the case of foreign
                              Subsidiaries).

MANDATORY
PREPAYMENTS:                  100% of the net cash proceeds (to be defined in
                              the Credit Agreement) of (i) any asset sale, sale-lease back or other disposition (excluding sales of inventory in the ordinary course of business), (ii) any sale or issuance of equity or incurrence of indebtedness after the Closing
                              Date and (iii) any extraordinary receipt received outside the ordinary course of business
                              (including, without limitation, insurance proceeds), in each case with such exceptions that may be mutually agreed upon in definitive loan documentation. All such incurrences and sales shall require the consent of a requisite percentage of the Lenders to be specified in the Credit Agreement. Nothing herein is intended to permit equity issuances that would result in a change of control not permitted under the Credit
                              Agreement.





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CONDITIONS
OF LENDING:                   Usual for facilities and transactions of this
                              type, those specified in the Commitment Letter, and such others as may reasonably be required by the Agent and the Lenders, including but not limited to delivery of satisfactory legal opinions, audited financial statements and other financial information; first priority (subject to certain permitted liens) perfected security interests in the collateral; accuracy in all respects of representations and warranties;
                              absence of defaults, prepayment events or creation of liens under debt instruments or other agreements as a result of the transactions contemplated hereby; evidence of authority;
                              consents of all persons; compliance with applicable laws and regulations (including ERISA, margin regulations and environmental laws);
                              payment of fees and expenses; obtaining of satisfactory insurance; Chemical's receipt of and satisfaction with all documentation pertaining to the Transaction; successful completion of
                              Chemical and its counsel's due diligence and satisfaction with the results thereof;
                              satisfactory field examination audits and environmental surveys; and execution of definitive documentation for the Senior
                              Financing.

REPRESENTATIONS
AND WARRANTIES:               Usual for facilities and transactions of this
                              type and such others as may reasonably be required by the Agent and the Lenders. Holdings and its Subsidiaries shall represent and warrant, without limitation, as to: corporate existence, good standing; authorization; governmental approvals; compliance in all material respects with laws including, without limitation, ERISA;
                              compliance in all material respects with applicable governmental regulations; the accuracy of and compliance with GAAP, of the historic and interim financial statements, as well as the material compliance with GAAP and accuracy of representations of the management prepared projections and pro forma financial statements after giving effect to the Tender Offer; absence of material adverse change; absence of defaults or events of default; inapplicability of the Investment Company Act of 1940 and the Public
                              Utility Holding Company Act of 1935; taxes;
                              perfection and priority of security interests;
                              ownership of properties; enforceability of loan documentation; absence of liens; use of proceeds;
                              consents; compliance with contracts; accuracy of information; solvency; and absence of litigation.

AFFIRMATIVE COVENANTS:        Usual for  facilities and transactions of this
                              type and such others as may reasonably be required by the Agent and the Lenders. Holdings and its Subsidiaries shall covenant and agree, without limitation as to: delivery of monthly, annual and other periodic reports, projections and information, including financial statements;
                              maintenance of corporate existence and rights;
                              being duly licensed; compliance in all material respects with laws and





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                              applicable governmental regulations, including
                              without limitation, ERISA and environmental laws, rules and regulations; performance of obligations; maintenance of properties in good repair; maintenance of insurance; inspection of books and properties; payment of taxes and other liabilities; notice of defaults, investigations, litigation and other adverse actions; and consummation of the redemption of Holdings' 9-1/4%% Senior Subordinated Notes within 30 days following the Closing Date.

                              The Agent shall have the right (including by hiring a satisfactory firm to do so) to conduct field examinations at the expense of the Borrower to audit the existence and condition of the Borrower's accounts receivable, inventory, accounts payable, books and records, and the Borrower's compliance with the terms and conditions of the loan documents.

NEGATIVE COVENANTS:           Usual for facilities and transactions of this
                              type and such others as may reasonably be required by the Agent and the Lenders. Holdings and its Subsidiaries without limitation, shall not: incur, create, assume or permit to exist any indebtedness or its equivalent, except borrowings under the Facilities and certain other indebtedness to be agreed upon (including, without limitation, the Subordinated Note);
                              incur, create, assume or permit to exist any mortgage, lien or encumbrance on, or enter into sale-leaseback arrangements affecting any of its assets or revenues, whether now owned or hereafter acquired, except liens in favor of the Agent (for the benefit of the Lenders) and certain other permitted liens (to be specified in the Credit Agreement); guarantee, endorse or otherwise in any way become contingently liable for any indebtedness of any other party; make any loans, advances, or investments except for those in the normal course of business in amounts to be agreed upon; merge or consolidate with any other entity or acquire substantially all of the assets of any other entity, other than approved acquisitions (the criteria for which shall be mutually agreed upon in the Credit Agreement);
                              sell, lease or otherwise transfer or dispose of any of its assets, other than the sale of inventory by the Borrower in the ordinary course of business; materially change the nature of its business or, in the case of Holdings, engage in any business other than ownership of the capital stock of the Borrower and matters incidental thereto; change the fiscal year end or accounting methods (unless required to remain in conformity with GAAP); amend, alter or waive any documents or agreements contemplated hereby; or acquire, create or otherwise permit to exist any subsidiaries other than those acquired or created in connection with approved acquisitions.

FINANCIAL COVENANTS:          Usual for transactions of this type which may
                              include, but not necessarily be limited to, a fixed charge coverage test, interest coverage test, leverage test and capital expenditure limitation.





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EVENTS OF DEFAULT:            Usual Events of Default for facilities and
                              transactions of this type and such others as may reasonably be required by the Agent and the Lenders with respect to Holdings and its Subsidiaries, including, without limitation: nonpayment of principal, interest, fees and other amounts when due; failure to observe or perform any covenant or undertaking contained in the loan documentation; any representation or warranty shall prove to have been incorrect in any material respect when made or deemed made; a default or event of default shall occur with respect to material contracts or third party indebtedness, including without limitation indebtedness under the Subordinated Note; voluntary or involuntary bankruptcy; material ERISA violation; or Agent (on behalf of the Lenders) shall cease to have a first priority perfected security interest in any collateral.

YIELD PROTECTION AND
INCREASED COSTS:              The usual for facilities of this type and such
                              others as may be reasonably required by the Agent and the Lenders, including but not limited to compensation with respect to increased reserve requirements and decreased profitability resulting from changes in U.S. or foreign capital adequacy requirements, guidelines or policies or their interpretation or application by any regulatory authority (including those outside the U.S.) whether or not having the force of law
                              (including pursuant to guidelines adopted by the Federal Reserve Board in response to the July
                              1988 report of the Basle Committee on Banking
                              Regulations and Supervisory Practices), and any other customary yield and increased cost protection deemed necessary by Agent or the Lenders. Compensation will be payable by the Borrower upon presentation by the affected Lender of a certificate as to the amounts involved, which certificate will be conclusive absent manifest error.

EXPENSES AND
INDEMNIFICATION:              Without limiting the terms of the Commitment
                              Letter, all reasonable out-of-pocket expenses and charges of (i) Chemical incurred in connection with the preparation, execution an delivery, administration and enforcement, as well as waivers and modifications, of the Credit
                              Agreement and the other loan documents (including the reasonable fees and disbursements of Chemical's external counsel and the expenses and charges of field examinations) and (ii) the Lenders for waivers, modifications, enforcement costs and documentary taxes, are to be the obligations of the Borrower. In addition, the Borrower shall indemnify the Agent and the Lenders and hold them harmless from and against all costs, expenses (including reasonable fees and disbursements of counsel) and liabilities arising out of or relating to the Credit
                              Facilities, the Tender Offer or other proposed transactions, provided that neither the Agent nor any Lender will be indemnified for costs, expenses and liabilities found by a court of final decision to have resulted from its gross negligence or willful misconduct.

                   Middle Market Structured Finance Division

                                                               February 21, 1996

--------------------------------------------------------------------------------

GOVERNING LAW:                New York.

                   Middle Market Structured Finance Division

                                                               February 21, 1996

--------------------------------------------------------------------------------

                                   SCHEDULE I
                            FEES AND INTEREST RATES



COMMITMENT FEE:               0.375% per annum of the unused portion of the
                              total Revolving Credit (including Tranche A and
                              Tranche B), payable quarterly commencing from the closing date. Fees shall be calculated on the basis of the actual number of days elapsed over a 360-day year.

INTEREST RATES:               At the Borrower's option, a margin over ABR or
Adjusted LIBOR.

                              "ABR" shall mean the higher of A) Chemical's
                              Prime Rate and B) the Federal Funds Effective Rate plus 1/2 of 1%. Adjusted LIBOR is the London Interbank Offered Rate for one, two, three or six month interest periods (as selected by the Borrower), adjusted at all times for statutory reserves; provided, that all Adjusted LIBOR borrowings shall be for a one month interest period initially and until the earlier of (i) 120 days following the Closing Date and (ii) Chemical's satisfactory completion of its syndication of the Credit Facilities.

                              Interest on all borrowings will be payable quarterly and, with respect to Adjusted LIBOR-based borrowings, at the end of the relevant interest period. Interest shall be calculated on the basis of the actual number of days elapsed over a 360-day year for all borrowings.

                              The interest rates available at the Closing Date will be Adjusted LIBOR plus 2.75% per annum or ABR plus 1.25% per annum. Following the Agent's receipt of the financial statements of Holdings included in Holdings' Form 10-Q or Form 10-K (as the case may be), commencing with the financial statements included in Holdings' Form 10-K for its fiscal year ending September 30, 1996, interest rate adjustments (either increasing or decreasing the margin) will be made based on the ratio of Total Funded Senior Debt to EBITD&A, as outlined in the grid below. All such interest rate adjustments will apply prospectively (and not retroactively) from the date of the Agent's receipt of the applicable Form 10-Q or Form 10-K.

                   Middle Market Structured Finance Division

                                                               February 21, 1996

--------------------------------------------------------------------------------


               Ratio of
               Total Funded Senior         Adjusted
               Debt to EBITD&A           LIBOR Margin    ABR Margin
               -----------------         ------------    ----------
               greater than 3.5              2.75%          1.25%
               less than 3.5
                 but greater than 3.0        2.50%          1.00%
               less than 3.0
                 but greater than 2.5        2.25%          0.75%
               less than 2.5
                 but greater than 2.0        2.00%          0.50%
               less than 2.0                 1.75%          0.25%


PREPAYMENT PENALTY:      None (other than customary yield protection as
                         referred to above)

                   Middle Market Structured Finance Division

[LOGO]



CHEMICAL BANK
633 Third Avenue
New York, New York 10017-6764




February 21, 1996

Aurora Electronics, Inc.
Aurora Electronics Group, Inc.
2030 Main Street
Suite 1120
Irvine, California  92714-7241
Attn.:       Jim C. Cowart
             Chairman & Chief Executive Officer

                                                  Fee Letter

Dear Jim:

               Aurora Electronics, Inc. ("Holdings"), Aurora Electronics Group, Inc. ("Aurora") and Chemical Bank ("Chemical" or the "Bank") have entered into a letter agreement of even date herewith (the "Commitment Letter") regarding the proposed financing described therein. Payment of the fees referenced herein as and when same are payable is a condition to the effectiveness of the Commitment Letter. Capitalized terms used herein and not otherwise defined have the meanings assigned thereto in the Commitment Letter and related Term Sheet.

               As consideration for Chemical's commitment under the Commitment Letter and its agreement to manage, structure and arrange the Credit Facilities, you agree to pay to Chemical a structuring fee (the "Structuring Fee") equal to 1.75% of the aggregate principal amount of the Credit Facilities. The Structuring Fee shall be earned as follows: (a) $50,000 of the Structuring Fee shall be earned upon acceptance and execution of the Commitment Letter and (b) the balance of the Structuring Fee shall be earned upon the execution of a definitive credit agreement with respect to the Credit Facilities; provided, that, if subsequent to acceptance and execution of the Commitment Letter (x) Holdings or Aurora is for any reason unable or unwilling to enter into a definitive agreement with respect to the Credit Facilities notwithstanding Chemical's willingness to make available the Credit Facilities on a basis consistent with the terms set forth in the Commitment Letter or (y) Holdings or Aurora enters into a definitive financing agreement of any kind with a lender other than Chemical, then Chemical shall be entitled to receive 50% (inclusive of the $50,000 earned pursuant to (a) above) of the Structuring Fee payable in cash on demand. Except as set forth in the proviso to the immediately preceding sentence, amounts payable in respect of the Structuring Fee shall be paid as follows: (1) the $50,000 earned pursuant to (a) above shall be paid in cash upon the earlier of (A) the execution of a definitive credit agreement with respect to the Credit Facilities and (B) any expiration or termination of Chemical's commitment under the Commitment Letter and (2) the balance of the Structuring Fee shall be paid in cash upon the execution of a definitive credit agreement with respect to the Credit Facilities.

               Chemical shall also be paid an administration fee equal to $35,000 per annum payable in full in cash on the Closing Date and in equal quarterly installments in advance commencing one year after the Closing Date. The administration fee (and all other fees referred to herein) shall be in addition to reimbursement of Chemical's out-of- pocket fees and expenses, which fees and expenses shall be earned and payable in accordance with the Commitment Letter.

               In addition, you agree to pay to the Lenders the fees set forth in the Term Sheet (which is incorporated herein by reference) in the amounts and at the times specified therein.

               It is understood and agreed that this letter agreement shall not constitute or give rise to any obligation of Chemical to provide or to commit to provide any financing; such obligation, if any, will arise only under the Commitment Letter if accepted in accordance with its terms.

               Once paid or earned, none of the fees referred to in this letter shall be refundable or cancelable.

               This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page to this letter by telecopier shall be effective as delivery of a manually executed signature page hereto.

               In the event the foregoing is in accordance with your understanding, please countersign a copy of this letter in the space provided below and return it to Chemical, whereupon this letter will become a binding agreement between us.

                                                               Very truly yours,



                                        By:_____________________________
Darsweil L. Rogers Vice President


Accepted and agreed to as of
the date first above written:

Aurora Electronics, Inc.
Aurora Electronics Group, Inc.


By:________________________
   Name:
   Title:





                                       3